Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099

Jack Lascar / Karen Roan DRG&E (713) 529-6600

TGC Industries Reports Second Quarter 2008 Results

Company reports record backlog of approximately $78 million

PLANO, TEXAS – JULY 28, 2008 – TGC Industries, Inc. (NASDAQ: TGE) today announced results for the second quarter of 2008.  Revenues were $18.6 million compared to $21.7 million for the second quarter of 2007.  Net income was $0.9 million, or $0.05 per diluted share, compared to $1.3 million, or $0.08 per diluted share, in the second quarter a year ago.*  As disclosed on April 28, 2008, the Company idled two of its eight seismic acquisition crews for most of the second quarter due to delays in customers’ permitting processes on two large projects.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We continue to experience a strong U.S. land seismic market and since the middle of April have seen increasing demand for our services.  We have been awarded several new contracts of substantial size in the past few months and are pleased to report a record backlog of approximately $78 million, a 70% increase from the $46 million we reported at the end of our first quarter.  In addition, by mid-July the two crews that we idled in the second quarter were back to work and fully operational.

“With our current backlog level, we expect to have our crews fully utilized for the remainder of the year and well into the first quarter of 2009.  As a result of this substantial rise in backlog, we recently purchased an additional 4,000 recording channels, bringing our total channel count to approximately 47,000.  In addition, we continue to see numerous opportunities for additional contracts, including many large contracts, indicating our improved competitive position within the industry.”

SECOND QUARTER 2008

Revenues for the second quarter of 2008 decreased 14.3 percent from the second quarter a year ago, primarily due to the two above-mentioned crews which were idle for most of the second quarter.  Cost of services decreased 15.3 percent to $12.6 million from $14.8 million in the same period a year ago.  Cost of services as a percentage of revenues was 67.4 percent in the 2008 second quarter compared to 68.3 percent in 2007 second quarter.  Selling, general and administrative expenses were $986 thousand or 5.3 percent of revenues compared to $927 thousand or 4.3 percent of revenues in the comparable quarter a year ago, largely the result of lower revenues.  Depreciation and amortization expense was essentially flat at $3.4 million in the 2008 second quarter compared to $3.5 million in the same quarter a year ago.

Income from operations was $1.7 million compared to $2.5 million a year ago.  Interest expense increased 9 percent due to the Company’s ongoing purchase and financing of new seismic equipment.  Income before income taxes was $1.5 million compared to $2.3 million a year ago.  The effective tax rate was approximately 41 percent in both the 2008 and 2007 second quarters.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) was $5.1 million compared to $6.0 million in last year’s second quarter.   A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

*All per share amounts have been adjusted to reflect the five percent stock dividend declared on March 20, 2008 to shareholders of record as of April 14, 2008 and paid on April 28, 2008.

YEAR-TO-DATE 2008

Revenues for the first half of 2008 were $41.1 million compared to $40.3 million during the same period last year.  Cost of services for the first six months of 2008 was $27.4 million, or 66.7 percent of revenues, compared to $25.6 million, or 63.6 percent of revenues, in the first half of 2007.  Income from operations was $5.1 million compared to $6.1 million in the same period a year ago.  Net income for the first six months of 2008 was $2.9 million compared to $3.4 million in the first six months of 2007.  Diluted earnings per share for the first half of 2008 were $0.16 compared to $0.20 in the comparable period a year ago.  EBITDA was $11.7 million for the first half of 2008 compared to $12.9 million for same period last year.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, July 28, 2008, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2143 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 11, 2008.  To access the replay, dial 303-590-3000 using a pass code of 11116409#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow -

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	Unaudited		Unaudited

Revenue	$18,620,388	$21,717,840	$41,091,078	$40,326,136

Cost and expenses
Cost of services	12,550,975	14,825,158	27,426,577	25,638,804
Selling, general, administrative	985,681	926,500	1,919,951	1,758,059
Depreciation and amortization expense	3,404,927	3,509,530	6,681,347	6,811,027
	16,941,583	19,261,188	36,027,875	34,207,890

INCOME FROM OPERATIONS	1,678,805	2,456,652	5,063,203	6,118,246

Interest expense	208,542	191,280	369,924	347,435

INCOME BEFORE INCOME TAXES	1,470,263	2,265,372	4,693,279	5,770,811

Income tax expense current	602,543	929,805	1,842,972	2,355,829

NET INCOME	$867,720	$1,335,567	$2,850,307	$3,414,982

Earnings per common share:
Basic	$.05	$.08	$.16	$.20
Diluted	$.05	$.08	$.16	$.20

Weighted average number of common shares outstanding:
Basic	17,386,643	17,366,908	17,385,819	17,351,576
Diluted	17,431,914	17,454,144	17,432,546	17,447,216

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

Condensed Balance Sheets

	June 30,	December 31,
	2008	2007

Cash and cash equivalents	$12,173,960	$4,503,826
Receivables (net)	7,627,004	12,391,113
Prepaid expenses and other	3,679,351	1,110,560
Current assets	23,480,315	18,005,499
Other assets (net)	227,042	226,172
Property and equipment (net)	43,395,584	42,930,385
Total assets	$67,102,941	$61,162,056

Current liabilities	$11,289,636	$12,516,202
Long-term obligations	7,004,157	3,769,265
Long-term deferred tax liability	2,752,930	1,955,047
Shareholders’ equity	46,056,218	42,921,542
Total liabilities & equity	$67,102,941	$61,162,056

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income	$867,720	$1,335,567	$2,850,307	$3,414,982
Depreciation	3,404,927	3,509,530	6,681,347	6,811,027
Interest	208,542	191,280	369,924	347,435
Income tax expense	602,543	929,805	1,842,972	2,355,829

EBITDA	$5,083,732	$5,966,182	$11,744,550	$12,929,273

The Company defines EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization.  The Company uses EBITDA as a supplemental financial measure to assess: (i) the financial performance of the Company’s assets without regard to financing methods, capital structures, taxes or historical cost basis; (ii) the Company’s liquidity and operating performance over time and in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and (iii) the ability of the Company’s assets to generate cash sufficient to the Company to pay potential interest expenses.

The Company understands that investors use EBITDA to assess the Company’s performance.  However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  When assessing the Company’s operating performance or the Company’s liquidity, investors should not consider EBITDA in isolation or as a substitute for the Company’s net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP.  EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Therefore, EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.  Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, income taxes, depreciation and amortization.

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